UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	333-136110	20-5188065
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2014, GTJ REIT, Inc., a Maryland corporation (“REIT”) and GTJ Realty, LP, a Delaware limited partnership (“UPREIT” and, together with REIT, the “Guarantors”), entered into a Loan Agreement (the “Loan Agreement”) with Capital One, N.A. (the “Lender”). The Loan Agreement contemplated a $45 million senior revolving credit facility, secured by certain properties located in New York, NY. The closing of the facility took place on April 8, 2014 and the registrant filed a Current Report on Form 8-K disclosing the terms of the foregoing transaction which disclosures are incorporated by reference herein.

On November 20, 2014, the above-referenced parties executed an amendment to the Loan Agreement to increase the credit facility from $45 million to $60 million. The additional credit facility extension was underwritten by People's United Bank.  The terms and provisions of the extension are substantially the same as the one under the original credit facility. The parties also entered into several side agreements and instruments to facilitate the transactions contemplated under the foregoing amendment.

The intended uses of the additional proceeds of this facility under the extension include funding of the acquisitions of additional assets as well as working capital expenditures.

The above-referenced agreements contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Exhibits

NA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc. By: /s/ Louis Sheinker Louis Sheinker President and COO

Date:  November 26, 2014